Exhibit 16.1

30 Old Bailey London EC4M 7AU Tel: +44 (0)20 7063 4000 forvismazars.com/uk

Private & Confidential
Securities and Exchange Commission 100 F Street NE Washington D.C. 20549 United States of America
	Date:	1 November 2024

Ladies and Gentlemen,

We have been furnished with a copy of the form 6-K to be filed by our former client, Biodexa Pharmaceuticals plc, to satisfy its reporting obligations under Item 16F(a) of its Form 20-F for the year ending December 31, 2024.

We agree with the statements made in the form 6-K in response to that Item insofar as they relate to our Firm.

/s/ Forvis Mazars LLP

Forvis Mazars LLP

London

Forvis Mazars LLP
Forvis Mazars LLP is the UK firm of Forvis Mazars Group, a leading global professional services network. Forvis Mazars LLP is a limited liability partnership registered in England and Wales with registered number OC308299 and with its registered office at 30 Old Bailey, London, EC4M 7AU. Registered to carry on audit work in the UK by the Institute of Chartered Accountants in England and Wales. Details about our audit registration can be viewed at www.auditregister.org.uk under reference number C001139861. VAT number: GB 839 8356 73